Exhibit 10.59

Personal / Confidential [Name] [Address] Switzerland 8808
Zurich, __ _____ 2015
Employment Contract

Dear ________,

We are pleased to offer you employment with XL Group plc in the role of Executive Vice President and ______________, subject to and conditional upon the closing of XL Group plc's acquisition of Catlin Group Limited (the “Acquisition”).
As agreed, you will have a joint contract of employment and, accordingly, will be employed by XL Group plc and:
a)    You will remain employed by Catlin Reinsurance Switzerland Ltd ("Catlin") until the date on which XL and Catlin harmonise their employees' terms and conditions of employment in the Switzerland (anticipated to be 1 January 2016) (the "Integration Date") to enable you to continue to participate in Catlin's benefit programmes until the Integration Date in accordance with clause 6;
b)    From the Integration Date you will be employed by XL Services Switzerland Ltd (or such other XL entity as shall be the employer of the XL Group's employees in Switzerland at the time) in place of Catlin Reinsurance Switzerland Ltd.
For the purposes of this offer XL Group plc, such XL employer and Catlin Reinsurance Switzerland Ltd shall be referred to collectively as “the Company” or "XL".
This Employment Contract sets forth the terms and conditions applicable to your employment with the Company with effect from the date on which from 1 May 2015.
1. Term and Commencement
This Employment Contract is entered into for an indefinite term. Your starting date in the Company is the date on which 1 May 2015.
2. Function
We assign you the discussed function as Executive Vice President and Chief ________ Officer of the XL Catlin Group.

You will report to the Chief Financial Officer (CFO) and have responsibility for ________________________.
3. Place of Work
Your usual place of work will be at the Company's premises in Zürich but you may be required to work at other places in the proper performance of your duties, which are global in nature. You acknowledge that you may be required to travel to perform the services hereunder, which travel may be extensive.
4. Compensation
Salary
Your gross base salary will be at the rate of CHF ________. per annum payable by 12 equal monthly instalments of CHF _________. This amount includes all compensation for overtime.

Your personal contributions for social security and pension fund will be deducted automatically from your monthly gross salary.

The monthly salary will be transferred to your bank account and will be available around the 25th of the month.
Discretionary Bonus
You will be eligible to participate in the XL’s discretionary Annual Incentive Plan (the “AIP”). Any incentive bonus awarded under the AIP is at the sole discretion of the Company and will be based on your individual achievement, functional unit and corporate results and as otherwise approved by the Management Development and Compensation Committee (the “MDCC”) of the XL Group Board (the "Board"). Such discretionary bonus, if any, will be paid to you at the time other AIP bonuses are paid (currently scheduled for March following the applicable performance year), subject to your being actively employed on that date, and otherwise consistent with the terms of the AIP. Your target bonus opportunity is ___% of your annual base salary.

Any annual incentive bonus under the AIP is at the sole discretion of the Company and may, therefore, vary below or above the target.
Long Term Incentives
You will be eligible to participate each year in the long term incentive plans and programs of the Company then in effect, subject to your being actively employed on the date such long term incentives are awarded, and as otherwise determined by the MDCC and subject to the terms and conditions of the applicable plan, program, grant or award agreement. Your aggregate annual long-term target value as of the date of grant will be USD __________. It should be noted that any long term incentive awarded to you is at the sole discretion of the Company and may, therefore, vary below or above the target. For informational purposes only, awards granted during this past year’s annual compensation process included non-qualified stock options and Performance Units. You will receive your 2015 LTIP award, which shall have a grant date fair value of USD _________. as soon as practicable following the closing of the Acquisition.
If your employment should terminate for any reason your rights under any Company long term incentive plan or program will be governed entirely by the terms of the applicable plan, program, grant or award agreement and you will not be entitled to any further or other compensation for any loss of any right or benefit or prospective right or benefit under any such plan, program, grant or award agreement which you may have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.
Equity Holding
You will be expected to accumulate and hold equity and retain equity granted under any XL share plan in accordance with the share ownership rules for XL Group officers as in effect from time to time.
5. Notice Period
Your notice period will be 6 months.

During any period of notice of termination (whether given by the Company or by you), the Company shall be under no obligation to assign any duties to you and shall be entitled to exclude you from its premises (garden leave), provided that this shall not affect your entitlement to receive your base salary and other contractual benefits.
6. Working Hours / Holidays
You will be required to dedicate your full working capacity exclusively to the Company. Your base salary includes compensation for any overtime hours you may have to perform to fulfil your contractual responsibilities.

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Up to 44 years of age, you will be entitled to 25 working days of holiday per calendar year in addition to public holiday. From 45 years of age, you will be to 30 working days of holiday per calendar year in addition to public holidays.

Your holiday entitlement is pro-rated for the holiday year (1 January – 31 December) in which your employment begins and terminates.

Any additional time off will be granted in accordance with the Company’s local practice for executives.
7. Social security contributions
You will be affiliated by the Company to AHV, IV, EO and ALV. You and the Company shall each pay half of the contributions which are owed as a matter of law for AHV (Old Age and Survivors' Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV (Unemployment Insurance). Your contributions will be deducted by the Company from your gross salary.
8. Company old-age Pension Scheme
Until the Integration Date, you will be affiliated to the Catlin pension scheme and will receive a monthly allowance of CHF __________ to replace the difference in the employer contribution to your pension fund caused by the change in your salary.

From the Integration Date, you will be entitled to join the Company pension scheme then in effect for similarly situated executives of the Company. Your personal contributions will be automatically deducted from your salary.
9. Accident
You are insured against occupational as well as non-occupational accidents. The contributions for the non-occupational accident insurance shall be paid by the Company.
10. Illness
Until the Integration Date, you will continue to be affiliated to the insurance for loss of earnings due to illness which has been entered into by Catlin. You are required to mae monthly contributions to the insurance premium. The Company shall deduct your contributions from your base salary.

From the Integration Date, in case of your inability to perform your duties under this Employment Contract due to illness, you shall receive your salary according to the terms and conditions of the insurance for loss of earnings due to illness to be entered into by the Company. Depending on the new conditions of employment after the Integration Date, you may be required to make monthly contributions to the insurance premium. If monthly contributions are required, the Company shall deduct your contributions from your gross base salary. Please refer to your Human Resources representative for more details.
11. Benefits
Until the Integration Date you will continue to participate in such of Catlin's benefit plans and receive benefits from Catlin that are not otherwise replaced by the provisions in this Offer of Employment on the same terms as your participation in such benefit plans as at the date of this offer. From the Integration Date, during the term of your employment, you shall be entitled to participate in all employee benefit programs of the Company as are in effect from time to time and in which similarly situated senior executives of XL are eligible to participate. For the avoidance of doubt, the Company agree that it will pay the cost of current Catlin-provided life insurance coverage (a current annual expense of USD $_________), and you will continue to pay for private health cover until the Integration Date. The Company reserves the right, at its absolute discretion, to amend the benefits provided or the terms on which they are provided.

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12. Confidentiality, Data Protection Obligation and Return of Property
You agree that without the prior written consent of XL, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, you shall not disclose, except in the good faith performance of your duties, to any third person, or permit the use of for the benefit of any person, including yourself, or any entity other than XL or its affiliates, any confidential information, which shall in particular mean (i) trade secrets, customer lists, information regarding product development, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records, or other financial, organizational, commercial, business, sales, marketing, technical, product or employee information relating to XL or its affiliates, or any other information designated by XL as confidential, proprietary, and/or a trade secret, or any other information relating to XL or its affiliates, that you reasonably know or should know from the circumstances should be treated as confidential, or (ii) any information that XL or its affiliates may receive belonging to customers, agents or others who do business with XL or its affiliates, except to the extent that any such information previously has been disclosed to the public by XL or is in the public domain (other than by reason of your violation of this paragraph). You are also obligated to pay due attention to data protection and security measures at work, especially with respect to computerized data.

As requested by the Company, from time to time and upon the termination of your employment with the Company for any reason, you will promptly deliver to the Company all documents relating to the XL Group and its business including all copies in your possession or within your control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, flash memory drives, disks, diskettes, tapes and all other materials containing any confidential information or intellectual property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.
13. Intellectual Property Rights
Inventions, designs, developments and improvements which you make while performing your employment activity and contractual duties or to which you contribute belong to the Company, regardless of their protectability.

Inventions and designs which you make while performing your employment activity but not during the performance of your contractual duties or to which you contribute are assigned to the Company without further formalities. You shall inform the Company of such inventions or designs. The Company shall inform you in writing within 6 months whether it wishes to keep the rights to the invention or the design or to release them to you. In case that the invention or the design is not released to you, the Company shall pay you an adequate compensation within the meaning of Art. 332 (4) Swiss Code of Obligations.
The rights to works of authorship (drafts, models, plans, drawings, texts) which you create while performing your employment activity, whether or not during the performance of your contractual duties, including the right to uses not yet known at this time, are transferred completely and exclusively to the Company.
14. Executive Severance Benefit Plan
As a senior leader of the XL Group you will be eligible to participate in the XL Group plc Executive Severance Benefit Plan (the “Severance Plan”) on condition that you enter into and comply with the restrictive covenants contained in Clause 15 of this Employment Contract. For the avoidance of doubt, when calculating any payment due under the Severance Plan credit will be given for pay and benefits received while on garden leave in accordance with clause 5 of this Employment Contract. A copy of the Severance Plan is attached at Annex 1 to this Employment Contract.

This Employment Contract and the restrictive covenants and confidentiality provisions in clauses 12 and 15 shall serve as a “Participation Agreement” as provided for uner the Severance Plan. The Company acknowledges and agrees that subject to the Executive Vice President, Human Resources, receiving the Employment Contract, signed by you, and executing it on behalf of the Company, upon the commencement of your employment you will become a participant in the Severance Plan, and will be covered by and subject to all of the Severance Plan's provisions. Should the Company in its discretion terminate the Severance Plan prior to the date of your termination of employment without establishing a successor plan, you will no longer be a participant in the

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Severance Plan and the restrictions set forth in clause 15 of this Employment Contract shall cease to be effective as of the date the Severance Plan terminates.
15. Non-competition and non-solicitation
The Company recognizes that as a member of the LT, you play a vital role in securing the XL Group’s continuing success. Your role provides you with access to and use of confidential and proprietary information of the XL Group, which you also are entrusted to safeguard. In light of that, it would pose a serious risk of harm to the XL Group’s business and reputation if you were to become employed by a competitor immediately upon your leaving the Company for any reason, or if you attempted to solicit XL Group’s valued employees, clients, or customers within a reasonnable time after your separation from employment. Therefore, and in consideration of your becoming eligible to receive Severance Pay and benefits under the Severance Plan, you hereby covenant and agree that:

a)	Restriction on Work for a Competitor/Solicitation of Business:
While employed by XL and for a six month period following termination of your employment with XL for any reason (the “Restriction Period”), except that the Restriction Period shall be one year following termination of your employment for any reason within twenty-four months after (a) completion of the Acquisition and (b) a subsequent Change in Control (as defined in the Severance Plan):

(i)
You will not become employed by or associated with any entity, whether as a principal, advisor, partner, employee, agent, consultant, shareholder (other than as a shareholder of less than 5% of any publicly traded company) or in any other relationship or capacity, paid or unpaid, that is actively engaged in selling or providing, either directly or indirectly, in the United States, Bermuda, Greater London, the Republic of Ireland or Switzerland, any products or services that are the same as or similar to insurance and reinsurance products or services that as of the date of your termination are being provided in those locations either directly or indirectly by XL and about which you hold Confidential Information or with which you have any involvement in the final twenty-four months of your employment with XL.

(ii)
You will not, directly or indirectly contact, seek, entice, solicit, induce, persuade, divert or attempt to divert any business away from XL, including any former, present or prospective customer, client, insured, vendor, supplier, investor, or business partner of which you have personal knowledge or with whom you are personally involved during the last twenty-four months of your employment at XL, with respect to any existing or proposed contractual or business arrangement with XL, insurance or reinsurance product or service sold or provided by or to XL during your employment, or any such product or service that is under development by XL at the time your employment ends. It is presumed that by reason of your membership on the Leadership Team of XL Group that you have actual knowledge of any material business arrangement or contract, or any insurance or reinsurance products or services, whether currently provided or under development during, your employment. The restrictions in this paragraph shall not apply if you are expressly permitted to engage in the otherwise prohibited activity, in writing, by XL, in its sole discretion, following its receipt of your written request before commencement of the activity.

b)	Restriction on the Solicitation of Employees:
While employed by XL and for the one-year period following termination of your employment with XL for any reason, you will not directly or indirectly solicit, encourage or induce any employee of XL to terminate employment with XL, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who was employed by XL at the time of your termination from employment with XL or at any time during the six-month period prior to your termination ("XL employee") to

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engage in any business activity which competes with the insurance or reinsurance businesses of XL or its investment, corporate, or financial operations. You also agree that during the one-year period following your termination of employment with the Company for any reason, any subsequent employer's hiring of an XL employee into a position that reports directly or indirectly to you who was employed in a senior leadership capacity at XL (currently defined to be the XL Leadership Team, Band E or Band D) will constitute a breach of this paragraph.

c)	Equitable Relief:
In case of violation of this non-competition and non-solicitation clause, you shall pay to the Company liquidated damages in the amount of CHF _______for each instance of violation. The payment of liquidated damages shall not discharge you from complying with this non-competition undertaking.

In addition to the payment of liquidated damages and further damages incurred by the Company, the Company shall have the right to request specific performance of this provision and to apply to the courts for injunctive relief.
16. Miscellaneous
This Employment Contract and the documents referred to herein constitute the entire agreement between XL and replace any prior agreements between XL relating to the subject matter hereof whether implied, verbal, or in writing.

The various provisions and sub-provisions of this Employment Contract are severable and if any provision or any identifiable part of any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts of them.

Amendments to this Employment Contract shall only be valid if made in writing.

The Company’s pension plan regulations, its Code of Business Conduct and Ethics guidelines and the Employee Handbook form an integral part of this Employment Contract. Where no special regulation is mentioned, the relevant provisions of the Swiss Code of Obligations are applicable.
17. Applicable law
This Employment Contract is subject to Swiss law.

Please confirm your agreement with these terms and conditions by signing the enclosed copy of the letter of intent and returning it to the Human Resources department.

Yours sincerely,

XL Group plc

Eileen Whelley

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I confirm my agreement with the terms and conditions as stated above and with the Employee Handbook “XL and You Switzerland” and accept this offer:

___________________________________    ______________________________

Place and date

Annexes:

1.	Severance Plan

Employee Handbook «XL and You Switzerland»
Form Personal Data Sheet

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Annex 1
XL Group plc Executive Severance Benefit Plan

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As of December 31, 2015, the following executive officers were party to this form of Letter of Appointment:
Benjamin Meuli

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